Exhibit 99.1
For Immediate Release

First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings and Announces 9.7% Increase in Quarterly Cash Dividend to $0.34 Per Share

Billings, MT - January 29, 2020 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the fourth quarter of 2019. For the quarter, the Company reported net income of $52.4 million, or $0.80 per share, which compares to net income of $49.1 million, or $0.76 per share, for the third quarter of 2019, and $40.4 million, or $0.67 per share, for the fourth quarter of 2018.

The third and fourth quarter of 2019 earnings included acquisition costs related to the acquisitions of Idaho Independent Bank (“IIBK”) and Community First Bank (“CMYF”), both acquired on April 8, 2019. The fourth quarter of 2018 earnings included acquisition costs related to the acquisition of Northwest Bancorporation, Inc. (“Northwest”), the parent company of Inland Northwest Bank (“INB”), acquired on August 16, 2018. The aforementioned acquisition costs negatively impacted earnings by $0.01, $0.04, and $0.09 per common share for the fourth quarter of 2019, the third quarter of 2019, and the fourth quarter of 2018, respectively.

For the year ending December 31, 2019, the Company reported net income of $181.0 million, or $2.83 per share, compared to $160.2 million, or $2.75 per share, in 2018.

The 2019 earnings included acquisition costs of $20.3 million related to the acquisitions of IIBK and CMYF and the 2018 earnings included acquisition costs of $12.4 million related to the acquisition of Northwest. The year-to-date acquisition costs negatively impacted earnings by $0.24 and $0.17 per common share for 2019 and 2018.

HIGHLIGHTS

•
Asset quality improved in the fourth quarter of 2019, resulting in a $17.7 million, or 23.6%, decrease in non-performing assets and a $28.7 million, or 6.9%, decrease in criticized loans, in each case as compared to the third quarter of 2019.

•	Efficiency ratio improved to 54.3% during the fourth quarter of 2019, compared to 57.8% during the third quarter of 2019 and 63.3% during the fourth quarter of 2018.

•	Net income of $52.4 million during the fourth quarter of 2019, an increase of $12.0 million, or 29.7%, from the same period in the prior year of $40.4 million.

•
Net interest margin ratio, on a fully taxable equivalent basis, increased to 3.94% for the fourth quarter of 2019, a one basis point increase from the prior quarter and a five basis point decrease from the same period in the prior year.

•	Quarterly cash dividends increased 9.7% from $0.31 to $0.34 per share of common stock in January 2020.

•	Continued focus on enhancing our digital offerings with the implementation of an online application process for consumer and business credit cards.
“We completed 2019 with a strong fourth quarter, as we generated sequential quarter improvement in our key performance metrics including efficiency ratio, return on average assets and return on average common equity,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We executed well on our strategies for generating profitable growth and had a strong year of value creation in 2019, as we increased our tangible book value per share by 13.9% while returning $79.2 million of capital to shareholders through our quarterly dividend. We also significantly strengthened our franchise by increasing our presence in faster growing markets and investing in technology initiatives that expanded our products and services, improved our digital banking capabilities, and streamlined our workflow processes. We believe we are well positioned to continue generating profitable growth and further enhancing the value of our franchise in the coming years.”

DIVIDEND DECLARATION

On January 28, 2020, the Company’s board of directors declared a dividend of $0.34 per common share, payable on February 20, 2020, to common stockholders of record as of February 10, 2020. The dividend equates to a 3.24% annualized yield based on the $41.91 per share average closing price of the Company’s common stock as reported on NASDAQ during the fourth quarter of 2019 and reflects a 9.7% increase from dividends paid during the fourth quarter of 2019 of $0.31 per common share.

NET INTEREST INCOME

Net interest income increased to $128.2 million during the fourth quarter of 2019, compared to $125.5 million during the third quarter of 2019 and $118.9 million during the fourth quarter of 2018. The increase as compared to the fourth quarter of 2018 of 7.8% was primarily the result of higher levels of earning assets as a result of the impact of the INB, IIBK, and CMYF acquisitions and lower deposit costs.

•
Included in net interest income this quarter was the recovery of previously charged-off interest of $0.3 million, compared to previously charged-off interest of $0.4 million during the third quarter of 2019 and $0.7 million during the fourth quarter of 2018.

•
Interest accretion attributable to the fair valuation of acquired loans contributed $5.2 million to net interest income during the fourth quarter of 2019, of which approximately $2.4 million was related to early payoffs. This compares to interest accretion of $4.0 million in net interest income during the third quarter of 2019, of which approximately $1.2 million was related to early payoffs, and interest accretion of $4.1 million in net interest income during the fourth quarter of 2018, of which approximately $1.7 million was related to early payoffs.

The net interest margin ratio was 3.94% for the fourth quarter of 2019 compared to 3.93% reported during the third quarter of 2019 and 3.99% during the fourth quarter of 2018.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted three basis points to 3.77% during the fourth quarter of 2019, compared to 3.80% during the third quarter of 2019, primarily as a result of lower yields on earning assets partially offset by lower funding costs.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the net interest margin ratio contracted seven basis points, compared to 3.84% during the fourth quarter of 2018, primarily as a result of the impact of the reduction in the federal funds rate partially offset by lower deposit costs.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $3.8 million during the fourth quarter of 2019, compared to $2.6 million during the third quarter of 2019, and $1.6 million during the fourth quarter of 2018. Net charge offs were $5.8 million, or 0.25% of average loans outstanding, for the fourth quarter of 2019, compared to $1.8 million, or 0.08% of average loans outstanding, for the third quarter of 2019.

The Company’s allowance for loan losses as a percentage of period-end loans was 0.81%, 0.82%, and 0.86% at December 31, 2019, September 30, 2019 and December 31, 2018, respectively. The decrease in the percentage from December 31, 2018 is primarily a result of increased loan balances from the IIBK and CMYF acquired loans, which were provisionally recorded at fair value in accordance with United States generally accepted accounting principles (“GAAP”), with no corresponding allowance for loan losses as prescribed by GAAP. Coverage of non-performing loans was 149.90%, 131.35%, 125.65% at December 31, 2019, September 30, 2019 and December 31, 2018, respectively.

NON-INTEREST INCOME

Total non-interest income decreased $3.1 million, or 7.7%, to $37.2 million during the fourth quarter of 2019, as compared to $40.3 million during the third quarter of 2019 and increased $2.9 million, or 8.5%, from $34.3 million during the fourth quarter of 2018. The changes in non-interest income is primarily the result of fluctuations in mortgage banking revenues.

Mortgage banking revenues decreased $1.9 million, or 19.0%, to $8.1 million during the fourth quarter of 2019, as compared to $10.0 million during the third quarter of 2019 and increased $2.5 million, or 44.6%, during the fourth quarter of 2019 from $5.6 million during the fourth quarter of 2018. The decrease from the third quarter of 2019 is due primarily to seasonal declines in mortgage loan production, while the increase from the fourth quarter of 2018 is primarily due to increased mortgage loan production as a result of higher levels of refinance activity and lower interest rates. During the fourth quarter of 2019, loans originated for home purchases accounted for approximately 55.3% of loan production, as compared to 66.0% during the third quarter of 2019 and 82.5% during the fourth quarter of 2018.

Other income decreased $1.5 million, or 37.5%, to $2.5 million during the fourth quarter of 2019, as compared to $4.0 million during the third quarter of 2019 and decreased $1.6 million, or 39.0%, during the fourth quarter of 2019 from $4.1 million during the fourth quarter of 2018. Other income is subject to fluctuations throughout the year based on timing of normal business activities.

NON-INTEREST EXPENSE

Non-interest expense decreased $6.1 million, or 6.2%, to $92.7 million during the fourth quarter of 2019, as compared to $98.8 million during the third quarter of 2019, primarily due to a quarter-over-quarter decrease of $3.1 million in acquisition related expenses and our focus on reducing operating expenses. Non-interest expense decreased $6.7 million, or 6.7%, from $99.4 million during the fourth quarter of 2018, primarily due to a quarter-over-quarter decrease of $6.3 million in acquisition related expenses and the disposal of other real estate owned, which were offset by an increase in operating costs related to the inclusion of the operations of the business of IIBK and CMYF following their acquisitions.

The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Legal and professional fees	$0.2	$0.1	$0.4	$0.3	$1.1
Employee expenses	—	1.4	6.2	0.6	1.0
Technology conversion and contract terminations	0.4	1.5	6.4	0.8	4.6
Other	0.1	0.8	0.5	0.6	0.3
Total acquisition related expenses	$0.7	$3.8	$13.5	$2.3	$7.0

After-tax impact on earnings per share	$0.01	$0.04	$0.16	$0.03	$0.09

Exclusive of acquisition related expenses, non-interest expense decreased to $92.0 million during the fourth quarter of 2019, as compared to $95.0 million during the third quarter of 2019, and decreased $0.4 million, compared to $92.4 million during the fourth quarter of 2018. The linked quarter decrease was primarily the result of lower professional fees and focus on reducing operating expenses offset by gains on the sale of other real estate owned. The year-over-year increase is the result of higher operating costs attributable to the IIBK and CMYF acquisitions, which were offset by the disposal of other real estate owned.

Other expenses decreased $0.9 million, or 3.0%, to $29.5 million during the fourth quarter of 2019, as compared to $30.4 million during the third quarter of 2019 and increased $2.4 million, or 8.9%, during the fourth quarter of 2019 from $27.1 million during the fourth quarter of 2018, primarily as a result of the recent acquisitions and fluctuations in normal business activities.

Other real estate owned income, net of expenses increased $0.9 million, or 112.5%, to $1.7 million during the fourth quarter of 2019, as compared to $0.8 million during the third quarter of 2019. Other real estate owned income, net of expenses increased $1.7 million from the fourth quarter of 2018, as a result of higher levels of other real estate owned dispositions.

BALANCE SHEET

Total assets decreased $57.4 million, or 0.4%, to $14,644.2 million as of December 31, 2019, from $14,701.6 million as of the end of the third quarter of 2019 primarily due to a decrease in non-interest bearing deposits. Total assets increased $1,344.0 million from $13,300.2 million as of December 31, 2018 primarily as a result of the acquisitions of IIBK and CMYF and through organic growth.

Total loans decreased $69.9 million, or 0.8%, to $9,031.6 million as of December 31, 2019, from $9,101.5 million as of September 30, 2019, primarily due to seasonal decreases in agricultural operating lines and declines in commercial and consumer loans offset by an increase in real estate loans. Total loans increased $527.9 million, or 6.2%, to $9,031.6 million as of December 31, 2019, from $8,503.7 million as of December 31, 2018, of which $417.1 million was attributable to the IIBK and CMYF acquired loans and $110.8 million of organic loan growth.

Total real estate loans increased $26.0 million, or 0.4%, to $6,235.1 million as of December 31, 2019, from $6,209.1 million as of September 30, 2019, primarily driven by a $44.8 million increase in commercial construction loans and a $16.5 million increase in commercial real estate loans which were offset by decreases in residential construction loans of $17.7 million, residential real estate loans of $10.2 million, and land acquisition and development construction loans of $7.5 million. Year-over-year, total real estate loans increased $401.6 million, or 6.9%, from December 31, 2018. Exclusive of IIBK and CMYF acquired loans of $328.0 million, total real estate loans increased organically $73.6 million, or 1.3%. Organic growth within the real estate loan portfolio is primarily attributable to an increase of $97.8 million, or 3.0% in commercial loans.

Total consumer loans decreased $21.7 million, or 2.0%, to $1,045.2 million as of December 31, 2019, from $1,066.9 million as of September 30, 2019. Within the consumer loan portfolio, indirect loans were seasonally lower with a decrease of $13.2 million, or 1.7%, direct loans decreased $9.8 million, or 5.2%, and credit card loans increased $1.3 million, or 1.6%, as of December 31, 2019 compared to September 30, 2019. Year-over-year, total consumer loans decreased $25.0 million, or 2.3%, from $1,070.2 million, as of December 31, 2018. Exclusive of IIBK and CMYF acquired loans of $14.6 million, consumer loans decreased organically $39.6 million, primarily attributable to the direct portfolio as compared to December 31, 2018. The decrease in the direct portfolio was primarily impacted by higher unsecured consumer credit underwriting standards implemented in the first quarter of 2019.

Commercial loans decreased $51.3 million, or 3.6%, to $1,371.3 million as of December 31, 2019, from $1,422.6 million as of September 30, 2019, primarily due to the pay-off of $6.8 million in the shared national credits portfolio and loan pay-downs during the quarter. Commercial loans increased $61.0 million, or 4.7%, from $1,310.3 million as of December 31, 2018. Exclusive of IIBK and CMYF acquired loans of $61.4 million, commercial loans remained stable as compared to December 31, 2018.

Agricultural loans decreased $13.6 million, or 4.6%, to $279.1 million as of December 31, 2019, from $292.7 million as of September 30, 2019, primarily due to seasonal pay-downs of operating lines. Year-over-year, agricultural loans increased $24.3 million, or 9.5%, from $254.8 million as of December 31, 2018. Exclusive of IIBK and CMYF acquired loans of $12.6 million, agricultural loans increased organically $11.7 million, or 4.6% as compared to December 31, 2018.

Mortgage loans held for sale decreased $8.0 million, or 7.3%, to $100.9 million as of December 31, 2019, from $108.9 million as of September 30, 2019, and increased $67.6 million, or 203.0%, as of December 31, 2019, from $33.3 million as of December 31, 2018. The decrease from the third quarter of 2019 is due primarily to seasonal declines in originations of mortgage loans held for sale while the increase from the fourth quarter of 2018 is primarily due to an increase in originations of mortgage loans held for sale as a result of higher levels of refinance activity and lower interest rates.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $3.9 million, to $711.7 million as of December 31, 2019, from $715.6 million as of September 30, 2019. The decrease is attributable to an adjustment to the provisional goodwill and core deposit intangibles amortization expense. Year-over-year, goodwill and intangible assets, excluding mortgage servicing rights, increased $80.1 million, from $631.6 million as of December 31, 2018, attributable to provisional goodwill and core deposit intangibles acquired in the IIBK and CMYF acquisitions net of core deposit intangibles amortization expense.

Company owned life insurance increased $1.0 million, or 0.3%, to $293.8 million as of December 31, 2019, from $292.8 million as of September 30, 2019, and increased $18.7 million, or 6.8%, as of December 31, 2019, from $275.1 million as of December 31, 2018, primarily attributable to the IIBK acquisition.

Premises and equipment increased $3.2 million, or 1.1%, to $306.0 million as of December 31, 2019, from $302.8 million as of September 30, 2019, primarily due to an increase in construction in progress. Year-over-year, premises and equipment increased $60.8 million, or 24.8%, from $245.2 million as of December 31, 2018. The increase was a result of $26.7 million of premises and equipment acquired from IIBK and CMYF, with the remaining increase primarily related to the adoption of the updated leasing standard, ASU 2016-02, on January 1, 2019, offset by depreciation expense.

Other real estate owned decreased $9.3 million, or 52.2%, to $8.5 million as of December 31, 2019, from $17.8 million as of September 30, 2019. Other real estate owned decreased $5.9 million, or 41.0%, as of December 31, 2019, from $14.4 million as of December 31, 2018. The decreases are primarily attributable to the disposition of properties during the normal course of business.

Other assets decreased $13.3 million, or 6.1%, to $206.3 million as of December 31, 2019, from $219.6 million as of September 30, 2019, primarily due to a decrease of $4.3 million in accrued interest receivables and a decrease of $9.6 million related to our interest rate swap contracts offset by an increase of $1.8 million of prepaid assets and deferred retirement plan assets. Year-over year, other assets increased $30.3 million, or 17.2%, as of December 31, 2019, from $176.0 million as of December 31, 2018. Exclusive of other assets of $8.7 million acquired from IIBK and CMYF, other assets increased $21.6 million, primarily due to an increase in Federal Reserve stock of $5.3 million and $13.1 million related to our interest rate swaps with the remaining decrease due to normal fluctuations in other assets.

Total deposits decreased $136.1 million, or 1.2%, to $11,663.5 million as of December 31, 2019, from $11,799.6 million as of September 30, 2019, as a result of decreases in non-interest bearing business deposits and savings deposits. Year-over-year, total deposits increased $982.8 million, or 9.2%, from $10,680.7 million as of December 31, 2018. Exclusive of deposits of $706.7 million acquired from IIBK and CMYF, deposits grew organically $276.1 million, or 2.6%, compared to December 31, 2018, primarily related to an increase of $252.8 million in interest bearing deposits offset by a decrease of $23.3 million in non-interest bearing deposits.

Other liabilities decreased $13.3 million, or 7.3%, to $168.4 million as of December 31, 2019, from $181.7 million as of September 30, 2019, primarily due to a decrease in interest rate swap contracts mark-to-market of $4.2 million with the remaining decrease due to normal fluctuations in other liabilities. Year-over-year, other liabilities increased $57.9 million, or 52.4%, as of December 31, 2019, from $110.5 million as of December 31, 2018. Exclusive of other liabilities acquired from IIBK and CMYF of $20.7 million, other liabilities increased $37.2 million as compared to December 31, 2018, primarily related to the adoption of the updated leasing standard, ASU 2016-02.

The loan to deposit ratio was 77.4%, as of December 31, 2019, compared to 77.1% and 79.6% as of September 30, 2019 and December 31, 2018, respectively.

The Company is considered to be “well-capitalized” as of December 31, 2019, having exceeded all regulatory capital adequacy requirements. During the fourth quarter of 2019, the Company paid common stock dividends of approximately $20.2 million, or $0.31 per share.

CREDIT QUALITY

As of December 31, 2019, non-performing assets decreased $17.7 million, or 23.6%, to $57.2 million, compared to $74.9 million as of September 30, 2019, primarily due to the disposition of four other real estate owned properties and a decrease in non-accrual loans of $7.2 million. Non-accrual loans decreased to $42.9 million as of December 31, 2019, as compared to $50.1 million during the third quarter of 2019, primarily related to the execution and resolution of workout strategies within the commercial loan portfolios.

Criticized loans decreased $28.7 million, or 6.9%, to $387.4 million as of December 31, 2019, from $416.1 million as of September 30, 2019, driven primarily by pay downs in the commercial, commercial real estate, agriculture, and agricultural real estate categories. Criticized loans decreased $13.9 million from $401.3 million as of December 31, 2018, primarily due to pay-downs in the commercial real estate and construction real estate categories.

Net loan charge-offs increased $4.0 million, or 222.2%, to $5.8 million during the fourth quarter of 2019, as compared to $1.8 million during the third quarter of 2019. The net loan charge-offs in the fourth quarter of 2019 were composed of charge-offs of $7.3 million and recoveries of $1.5 million primarily due to the resolution of a long-term problem commercial loan with a charge-off of $2.3 million and net consumer charge-offs of $3.3 million. Net loan charge-offs during the fourth quarter of 2018 were $2.2 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, and other adverse climate or other conditions that may impact our business and our customers’ business; changes in the interest rate environment or interest rate changes made by the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for loan losses and access to low-cost funding sources; the unavailability of LIBOR; impairment of goodwill; dependence on the Company’s reputation and customer relationships; dependence on the Company’s management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; further reductions in interchange fees; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking” and “identity theft”; unfavorable resolution to litigation and regulatory proceedings; liquidity risks and technological innovations; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete mergers and acquisitions or fully achieve expected costs savings or revenue growth associated with mergers and acquisitions; deposit attrition, customer loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in Class A or Class B common stock; decline in market price and volatility of Class A and Class B common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in the Company’s periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors”. Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Fourth Quarter 2019 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the fourth quarter of 2019 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, January 30, 2020. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on January 30, 2020 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on February 29, 2020, by dialing 1-877-344-7529 (using conference ID 10137985). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	4Q19 vs 3Q19	4Q19 vs 4Q18
Net interest income	$128.2	$125.5	$125.3	$116.0	$118.9	2.2%	7.8%
Net interest income on a fully-taxable equivalent ("FTE") basis	128.7	126.0	125.8	116.5	119.4	2.1	7.8
Provision for loan losses	3.8	2.6	3.8	3.7	1.6	46.2	137.5
Non-interest income:
Payment services revenues	10.8	10.8	10.5	9.4	9.8	NM	10.2
Mortgage banking revenues*	8.1	10.0	8.2	4.1	5.6	(19.0)	44.6
Wealth management revenues	6.0	5.9	5.8	6.1	5.7	1.7	5.3
Service charges on deposit accounts	5.4	5.3	5.4	5.0	5.2	1.9	3.8
Other service charges, commissions and fees	4.4	4.2	4.2	4.3	4.0	4.8	10.0
Total fee-based revenues	34.7	36.2	34.1	28.9	30.3	(4.1)	14.5
Investment securities gains (losses)	—	0.1	—	—	(0.1)	NM	NM
Other income	2.5	4.0	5.1	4.3	4.1	(37.5)	(39.0)
Total non-interest income	37.2	40.3	39.2	33.2	34.3	(7.7)	8.5
Non-interest expense:
Salaries and wages*	40.0	40.1	40.1	35.1	40.7	(0.2)	(1.7)
Employee benefits	11.2	11.9	14.0	14.4	12.4	(5.9)	(9.7)
Occupancy and equipment	10.1	10.4	10.5	10.5	9.8	(2.9)	3.1
Core deposit intangible amortization	2.9	3.0	3.0	2.3	2.4	(3.3)	20.8
Other expenses*	29.5	30.4	30.6	27.8	27.1	(3.0)	8.9
Other real estate owned (income) expense	(1.7)	(0.8)	0.2	0.1	—	112.5	NM
Acquisition related expenses	0.7	3.8	13.5	2.3	7.0	(81.6)	(90.0)
Total non-interest expense	92.7	98.8	111.9	92.5	99.4	(6.2)	(6.7)
Income before taxes	68.9	64.4	48.8	53.0	52.2	7.0	32.0
Income taxes	16.5	15.3	10.9	11.4	11.8	7.8	39.8
Net income	$52.4	$49.1	$37.9	$41.6	$40.4	6.7%	29.7%

Weighted-average basic shares outstanding	64,870	64,832	64,505	60,311	60,235	0.1%	7.7%
Weighted-average diluted shares outstanding	65,168	65,043	64,707	60,598	60,655	0.2	7.4
Earnings per share - basic	$0.81	$0.76	$0.59	$0.69	$0.67	6.6	20.9
Earnings per share - diluted	0.80	0.76	0.59	0.69	0.67	5.3	19.4

* Certain reclassifications, none of which were material, have been made to conform certain March, 31, 2019, June 30, 2019, and September 30, 2019 amounts to the December 31, 2019 presentation. These reclassifications did not change previously reported net income amounts.

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Year Ended December 31,		% Change
(In millions, except % and per share data)	2019	2018	2019 vs 2018
Net interest income	$495.0	$432.5	14.5%
Net interest income on a fully-taxable equivalent ("FTE") basis	497.0	434.7	14.3
Provision for loan losses	13.9	8.6	61.6
Non-interest income:
Payment services revenues	41.5	43.3	(4.2)
Mortgage banking revenues	30.4	24.9	22.1
Wealth management revenues	23.8	23.2	2.6
Service charges on deposit accounts	21.1	21.8	(3.2)
Other service charges, commissions and fees	17.1	15.1	13.2
Total fee-based revenues	133.9	128.3	4.4
Investment securities gains (losses)	0.1	(0.1)	NM
Other income	15.9	15.1	5.3
Total non-interest income	149.9	143.3	4.6
Non-interest expense:
Salaries and wages	155.3	146.4	6.1
Employee benefits	51.5	47.9	7.5
Occupancy and equipment	41.5	38.1	8.9
Core deposit intangible amortization	11.2	7.9	41.8
Other expenses	118.3	107.9	9.6
Other real estate owned (income) expense	(2.2)	0.3	(833.3)
Acquisition related expenses	20.3	12.4	63.7
Total non-interest expense	395.9	360.9	9.7
Income before taxes	235.1	206.3	14.0
Income taxes	54.1	46.1	17.4
Net income	$181.0	$160.2	13.0%

Weighted-average basic shares outstanding	63,645	57,779	10.2%
Weighted-average diluted shares outstanding	63,885	58,217	9.7
Earnings per share - basic	$2.84	$2.77	2.5
Earnings per share - diluted	2.83	2.75	2.9

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	4Q19 vs 3Q19	4Q19 vs 4Q18
Assets:
Cash and cash equivalents	$1,076.8	$1,269.6	$1,128.9	$955.2	$822.0	(15.2)%	31.0%
Investment securities	3,052.3	2,827.1	2,708.5	2,689.0	2,677.5	8.0	14.0
Loans held for investment	8,930.7	8,992.6	8,995.2	8,459.2	8,470.4	(0.7)	5.4
Mortgage loans held for sale	100.9	108.9	64.1	34.0	33.3	(7.3)	203.0
Total loans	9,031.6	9,101.5	9,059.3	8,493.2	8,503.7	(0.8)	6.2
Less allowance for loan losses	73.0	75.0	74.2	72.4	73.0	(2.7)	NM
Net loans	8,958.6	9,026.5	8,985.1	8,420.8	8,430.7	(0.8)	6.3
Goodwill and intangible assets (excluding mortgage servicing rights)	711.7	715.6	719.4	628.9	631.6	(0.5)	12.7
Company owned life insurance	293.8	292.8	291.7	275.8	275.1	0.3	6.8
Premises and equipment	306.0	302.8	321.1	298.2	245.2	1.1	24.8
Other real estate owned	8.5	17.8	27.6	21.1	14.4	(52.2)	(41.0)
Mortgage servicing rights	30.2	29.8	28.6	27.9	27.7	1.3	9.0
Other assets	206.3	219.6	203.7	181.3	176.0	(6.1)	17.2
Total assets	$14,644.2	$14,701.6	$14,414.6	$13,498.2	$13,300.2	(0.4)%	10.1%

Liabilities and stockholders' equity:
Deposits	$11,663.5	$11,799.6	$11,489.9	$10,814.7	$10,680.7	(1.2)%	9.2%
Securities sold under repurchase agreements	697.6	636.9	686.7	672.6	712.4	9.5	(2.1)
Long-term debt	13.9	13.9	15.8	15.8	15.8	NM	(12.0)
Subordinated debentures held by subsidiary trusts	86.9	86.9	86.9	86.9	86.9	NM	NM
Other liabilities	168.4	181.7	186.7	171.3	110.5	(7.3)	52.4
Total liabilities	12,630.3	12,719.0	12,466.0	11,761.3	11,606.3	(0.7)	8.8
Stockholders' equity:
Common stock	1,049.3	1,047.8	1,045.6	866.6	866.7	0.1	21.1
Retained earnings	953.6	921.4	892.5	874.7	851.8	3.5	12.0
Accumulated other comprehensive income (loss)	11.0	13.4	10.5	(4.4)	(24.6)	(17.9)	(144.7)
Total stockholders' equity	2,013.9	1,982.6	1,948.6	1,736.9	1,693.9	1.6	18.9
Total liabilities and stockholders' equity	$14,644.2	$14,701.6	$14,414.6	$13,498.2	$13,300.2	(0.4)%	10.1%

Common shares outstanding at period end	65,247	65,229	65,229	60,836	60,623	NM	7.6%
Book value at period end	$30.87	$30.39	$29.87	$28.55	$27.94	1.6	10.5
Tangible book value at period end**	19.96	19.42	18.84	18.21	17.52	2.8	13.9

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	4Q19 vs 3Q19	4Q19 vs 4Q18

Loans:
Real Estate:
Commercial real estate	$3,484.7	$3,468.2	$3,465.8	$3,255.8	$3,235.4	0.5%	7.7%
Construction:
Land acquisition and development	302.1	309.6	307.4	292.7	321.6	(2.4)	(6.1)
Residential	244.1	261.8	261.0	233.1	242.8	(6.8)	0.5
Commercial	431.5	386.7	353.4	312.1	274.3	11.6	57.3
Total construction	977.7	958.1	921.8	837.9	838.7	2.0	16.6
Residential real estate	1,546.1	1,556.3	1,559.1	1,529.5	1,542.0	(0.7)	0.3
Agricultural real estate	226.6	226.5	225.5	210.4	217.4	—	4.2
Total real estate	6,235.1	6,209.1	6,172.2	5,833.6	5,833.5	0.4	6.9
Consumer
Indirect	784.6	797.8	793.1	775.7	787.8	(1.7)	(0.4)
Direct	179.0	188.8	201.7	194.1	200.6	(5.2)	(10.8)
Credit card	81.6	80.3	81.2	77.2	81.8	1.6	(0.2)
Total consumer	1,045.2	1,066.9	1,076.0	1,047.0	1,070.2	(2.0)	(2.3)
Commercial	1,371.3	1,422.6	1,466.7	1,342.1	1,310.3	(3.6)	4.7
Agricultural	279.1	292.7	277.6	234.7	254.8	(4.6)	9.5
Other	—	1.3	2.7	1.8	1.6	(100.0)	(100.0)
Loans held for investment	8,930.7	8,992.6	8,995.2	8,459.2	8,470.4	(0.7)	5.4
Loans held for sale	100.9	108.9	64.1	34.0	33.3	(7.3)	203.0
Total loans	$9,031.6	$9,101.5	$9,059.3	$8,493.2	$8,503.7	(0.8)%	6.2%

Deposits:
Non-interest bearing	$3,426.5	$3,639.7	$3,372.9	$3,158.7	$3,158.3	(5.9)%	8.5%
Interest bearing:
Demand	3,195.4	3,054.1	3,066.6	2,979.6	2,957.5	4.6	8.0
Savings	3,591.6	3,570.8	3,491.9	3,270.0	3,247.9	0.6	10.6
Time, $0.1 and over	651.1	705.2	717.4	629.6	547.6	(7.7)	18.9
Time, other	798.9	829.8	841.1	776.8	769.4	(3.7)	3.8
Total interest bearing	8,237.0	8,159.9	8,117.0	7,656.0	7,522.4	0.9	9.5
Total deposits	$11,663.5	$11,799.6	$11,489.9	$10,814.7	$10,680.7	(1.2)%	9.2%

Total core deposits(1)	$11,009.5	$11,091.5	$10,763.7	$10,173.3	$10,109.0	(0.7)%	8.9%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	4Q19 vs 3Q19	4Q19 vs 4Q18

Allowance for Loan Losses:
Allowance for loan losses	$73.0	$75.0	$74.2	$72.4	$73.0	(2.7)%	NM
As a percentage of period-end loans	0.81%	0.82%	0.82%	0.85%	0.86%

Net charge-offs during quarter	$5.8	$1.8	$2.0	$4.3	$2.2	222.2%	163.6%
Annualized as a percentage of average loans	0.25%	0.08%	0.09%	0.21%	0.10%

Non-Performing Assets:
Non-accrual loans	$42.9	$50.1	$41.0	$45.1	$54.3	(14.4)%	(21.0)%
Accruing loans past due 90 days or more	5.8	7.0	5.2	7.1	3.8	(17.1)	52.6
Total non-performing loans	48.7	57.1	46.2	52.2	58.1	(14.7)	(16.2)
Other real estate owned	8.5	17.8	27.6	21.1	14.4	(52.2)	(41.0)
Total non-performing assets	$57.2	$74.9	$73.8	$73.3	$72.5	(23.6)%	(21.1)%

Non-performing assets as a percentage of:
Total loans and OREO	0.63%	0.82%	0.81%	0.86%	0.85%
Total assets	0.39	0.51	0.51	0.54	0.55

Accruing Loans 30-89 Days Past Due	$37.7	$40.2	$38.8	$56.5	$51.0	(6.2)%	(26.1)%
Accruing TDRs	5.5	5.5	5.7	5.8	5.6	NM	(1.8)

Criticized Loans:
Special Mention	$157.5	$174.5	$182.5	$186.2	$178.8	(9.7)%	(11.9)%
Substandard	224.0	229.1	217.0	194.6	201.6	(2.2)	11.1
Doubtful	5.9	12.5	14.5	21.7	20.9	(52.8)	(71.8)
Total	$387.4	$416.1	$414.0	$402.5	$401.3	(6.9)%	(3.5)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Dec 31, 2019		Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Annualized Financial Ratios (GAAP)
Return on average assets	1.41%		1.35%	1.07%	1.27%	1.20%
Return on average common equity	10.39		9.89	7.97	9.86	9.72
Yield on average earning assets	4.30		4.42	4.62	4.55	4.42
Cost of average interest bearing liabilities	0.52		0.70	0.77	0.71	0.60
Interest rate spread	3.78		3.72	3.85	3.84	3.82
Net interest margin ratio	3.94		3.93	4.08	4.04	3.99
Efficiency ratio	54.29		57.78	66.20	60.46	63.32
Loan to deposit ratio	77.43		77.13	78.85	78.53	79.62

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$19.96		$19.42	$18.84	$18.21	$17.52
Tangible common stockholders' equity to tangible assets	9.35%		9.06%	8.98%	8.61%	8.39%
Return on average tangible common equity	16.15		15.56	12.73	15.61	15.76

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.10%	*	13.71%	13.43%	13.23%	12.99%
Tier 1 risk-based capital to total risk-weighted assets	13.41	*	13.01	12.73	12.50	12.26
Tier 1 common capital to total risk-weighted assets	12.61	*	12.19	11.94	11.65	11.40
Leverage Ratio	10.13	*	9.96	9.94	9.76	9.47

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	Dec 31, 2019	Dec 31, 2018
Financial Ratios (GAAP)
Return on average assets	1.28%	1.27%
Return on average common equity	9.53	10.50
Yield on average earning assets	4.47	4.24
Cost of average interest bearing liabilities	0.67	0.51
Interest rate spread	3.80	3.73
Net interest margin ratio	3.99	3.88
Efficiency ratio	59.65	61.31

Financial Ratios - Operating** (Non-GAAP)
Return on average tangible common equity	15.02	16.70

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,041.1	$118.9	5.22%	$9,053.6	$120.4	5.28%	$8,520.7	$112.6	5.24%
Investment securities (2)	2,896.3	17.1	2.34	2,662.8	15.7	2.34	2,581.8	15.1	2.32
Interest bearing deposits in banks	1,035.3	4.5	1.72	1,004.4	5.7	2.25	729.8	4.4	2.39
Federal funds sold	0.3	—	—	1.4	—	—	26.1	—	—
Total interest earnings assets	12,973.0	140.5	4.30%	12,722.2	141.8	4.42%	11,858.4	132.1	4.42%
Non-earning assets	1,748.9			1,750.8			1,534.8
Total assets	$14,721.9			$14,473.0			$13,393.2
Interest bearing liabilities:
Demand deposits	$3,155.2	$1.3	0.16%	$3,067.2	$2.2	0.28%	$3,003.7	$2.4	0.32%
Savings deposits	3,602.1	2.5	0.28	3,517.5	5.2	0.59	3,268.0	4.0	0.49
Time deposits	1,492.7	5.9	1.57	1,557.2	6.0	1.53	1,312.8	3.9	1.18
Repurchase agreements	669.1	0.8	0.47	669.5	1.0	0.59	646.8	0.9	0.55
Other borrowed funds	—	—	—	—	—	—	1.0	—	—
Long-term debt	13.9	0.3	8.56	15.4	0.3	7.73	21.1	0.4	7.52
Subordinated debentures held by subsidiary trusts	86.9	1.0	4.57	86.9	1.1	5.02	86.9	1.1	5.02
Total interest bearing liabilities	9,019.9	11.8	0.52%	8,913.7	15.8	0.70%	8,340.3	12.7	0.60%
Non-interest bearing deposits	3,506.7			3,430.4			3,256.9
Other non-interest bearing liabilities	193.6			159.9			146.6
Stockholders’ equity	2,001.7			1,969.0			1,649.4
Total liabilities and stockholders’ equity	$14,721.9			$14,473.0			$13,393.2
Net FTE interest income		$128.7			$126.0			$119.4
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$128.2			$125.5			$118.9
Interest rate spread			3.78%			3.72%			3.82%
Net FTE interest margin (3)			3.94%			3.93%			3.99%
Cost of funds, including non-interest bearing demand deposits (4)			0.37%			0.51%			0.43%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Twelve Months Ended
	December 31, 2019			December 31, 2018
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,879.1	$472.2	5.32%	$7,985.0	$405.9	5.08%
Investment securities (2)	2,723.8	65.0	2.39	2,639.4	58.4	2.21
Interest bearing deposits in banks	843.6	18.8	2.23	573.6	11.3	1.97
Federal funds sold	0.8	—	—	11.1	—	—
Total interest earnings assets	12,447.3	556.0	4.47%	11,209.1	475.6	4.24%
Non-earning assets	1,720.3			1,405.6
Total assets	$14,167.6			$12,614.7
Interest bearing liabilities:
Demand deposits	$3,033.5	$8.6	0.28%	$2,882.8	$8.1	0.28%
Savings deposits	3,463.4	18.4	0.53	3,166.7	12.5	0.39
Time deposits	1,478.9	22.3	1.51	1,199.5	12.0	1.00
Repurchase agreements	677.3	3.9	0.58	642.8	2.7	0.42
Other borrowed funds	—	—	—	1.7	0.2	11.76
Long-term debt	15.2	1.3	8.55	17.6	1.3	7.39
Subordinated debentures held by subsidiary trusts	86.9	4.5	5.18	84.1	4.1	4.88
Total interest bearing liabilities	8,755.2	59.0	0.67%	7,995.2	40.9	0.51%
Non-interest bearing deposits	3,327.5			2,984.3
Other non-interest bearing liabilities	185.9			109.4
Stockholders’ equity	1,899.0			1,525.8
Total liabilities and stockholders’ equity	$14,167.6			$12,614.7
Net FTE interest income		$497.0			$434.7
Less FTE adjustments (2)		(2.0)			(2.2)
Net interest income from consolidated statements of income		$495.0			$432.5
Interest rate spread			3.80%			3.73%
Net FTE interest margin (3)			3.99%			3.88%
Cost of funds, including non-interest bearing demand deposits (4)			0.49%			0.37%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Total common stockholders' equity (GAAP)	(A)	$2,013.9	$1,982.6	$1,948.6	$1,736.9	$1,693.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		711.7	715.6	719.4	628.9	631.6
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,302.2	$1,267.0	$1,229.2	$1,108.0	$1,062.3

Total assets (GAAP)		$14,644.2	$14,701.6	$14,414.6	$13,498.2	$13,300.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		711.7	715.6	719.4	628.9	631.6
Tangible assets (Non-GAAP)	(C)	$13,932.5	$13,986.0	$13,695.2	$12,869.3	$12,668.6

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$2,001.7	$1,969.0	$1,907.8	$1,711.2	$1,649.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		714.1	717.3	713.7	630.3	632.5
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,287.6	$1,251.7	$1,194.1	$1,080.9	$1,016.9

Total quarterly average assets	(F)	$14,721.9	$14,473.0	$14,219.6	$13,240.2	$13,393.2
Annualized net income available to common shareholders	(G)	207.9	194.8	152.0	168.7	160.3
Common shares outstanding	(H)	65,247	65,229	65,229	60,836	60,623

Return on average assets (GAAP)	(G)/(F)	1.41%	1.35%	1.07%	1.27%	1.20%
Return on average common stockholders' equity (GAAP)	(G)/(D)	10.39	9.89	7.97	9.86	9.72
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	13.60	13.60	13.42	12.92	12.32
Book value per common share (GAAP)	(A)/(H)	$30.87	$30.39	$29.87	$28.55	$27.94
Tangible book value per common share (Non-GAAP)	(B)/(H)	19.96	19.42	18.84	18.21	17.52
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	9.35%	9.06%	8.98%	8.61%	8.39%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	16.15	15.56	12.73	15.61	15.76

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2019	Dec 31, 2018
Net income	(A)	$181.0	$160.2
Average assets	(B)	14,167.6	12,614.7

Return on average assets (GAAP)	(A)/(B)	1.28%	1.27%

Average stockholders’ equity (GAAP)	(C)	$1,899.0	$1,525.8
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		694.1	566.6
Average tangible common stockholders’ equity (Non-GAAP)	(D)	$1,204.9	$959.2

Return on average common equity (GAAP)	(A)/(C)	9.53%	10.50%
Return on average tangible common equity (Non-GAAP)	(A)/(D)	15.02%	16.70%

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com